Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WISDOMTREE INVESTMENTS, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

WisdomTree Investments, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. Article V of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“ARTICLE V

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors;

(2) Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide;

(3) The number of Directors of the Corporation shall be fixed solely and exclusively by resolutions adopted from time to time by the Board of Directors. Until the 2024 annual meeting of stockholders (the “2024 Annual Meeting”), the Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. Each Director elected at the 2022 annual meeting of stockholders shall be elected for a one-year term expiring at the 2023 annual meeting of stockholders. Each Director elected at the 2023 annual meeting of stockholders shall be elected for a one-year term expiring at the 2024 Annual Meeting. At the 2024 Annual Meeting and each annual meeting of stockholders thereafter, all Directors shall be elected for a one-year term expiring at the next annual meeting of stockholders.

(4) In addition to the powers and authority expressly conferred upon them herein or by statute, the Directors hereby are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Directors which would have been valid if such Bylaws had not been adopted.

(5) Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed to fill a vacancy or newly created directorship shall hold office until the expiration of the term of office of the Director whom he or she has replaced and until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

(6) Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of Directors; provided, however that (a) until the 2024 Annual Meeting, Directors may be removed only for cause and (b) from and after the 2024 Annual Meeting, Directors may be removed with or without cause. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of WisdomTree Investments, Inc. on this 15th day of July, 2022.

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	Chief Executive Officer